                                                                    Exhibit 99.1
                                                                    ATTACHMENT I


                    IBM ANNOUNCES SECOND-QUARTER 2001 RESULTS
                              2Q01 EPS increased 8%

      ARMONK, N.Y., July 18, 2001 . . . IBM today announced second-quarter 2001 diluted earnings per common share of $1.15, an 8 percent increase compared with diluted earnings per common share of $1.06 in the second quarter of 2000. Second-quarter 2001 net income was $2.0 billion, a 5 percent increase from $1.9 billion in the year-earlier period. IBM's second-quarter 2001 revenues totaled $21.6 billion, flat (up 5 percent at constant currency) compared with the second quarter of 2000.

      Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said:
"In light of the extremely difficult industry conditions, as well as the dismal results posted by many IT companies, we're very pleased with our second-quarter results. While others stumbled, we grew revenue, recorded record operational profits and, most importantly, increased our market share in almost every one of our strategic business categories.

      "Our services business continued its explosive growth, increasing its revenue by 15 percent, excluding maintenance, and signing $16 billion of new business. We increased share in the server segment for the third quarter in a row. Key software products like WebSphere and our leading database product, DB2, also outgrew their competitors and our Microelectronics Division continued its success in winning new design contracts with important OEM customers around the world. Finally, we generated an additional billion dollars in cash flow year over year and our debt decreased by approximately $2 billion from last year.

      "We also were not immune from some of the problems that affected many of our competitors in the second quarter. We saw ongoing weakness in PCs and hard disk drives and we continued to be hurt by the negative effects of currency translations. We expect that these factors will continue to work against us in the second half of this year. Additionally, we are now seeing signs of slowing in our Microelectronics business as our OEM customers reduce purchases.

      "Beyond these near-term issues," Mr. Gerstner said, "it is important to understand that IBM's market share gains result from the strategic decisions we made years ago and from our technological leadership in both hardware and software. Some pundits in the industry seem to think that the piece-part makers who fared so well during the dot-com mania will return to leadership simply because the economy will turn around. Nothing could be further from the truth. The short-term, cyclical problems of the industry are totally unrelated to the fundamental shift in customer buying behavior that foretells an industry driven by services, built on an infrastructure dominated by powerful, secure servers, with application integration provided by middleware software. We believe we are uniquely positioned to lead in this new environment, regardless of economic conditions."

      In the Americas, second-quarter revenues were $9.6 billion, a decrease of 1 percent (flat at constant currency) from the 2000 period. Revenues from Europe/Middle East/Africa were $5.8 billion, down 1 percent (up 7 percent at constant currency). Asia-Pacific revenues declined 2 percent (up 10 percent at constant currency) to $4.3 billion. OEM revenues increased 11 percent (12 percent at constant currency) to $1.9 billion compared with the second quarter of 2000.

      Revenues from IBM Global Services, including maintenance, grew 7 percent (13 percent at constant currency) in the second quarter to

      $8.7 billion. Global Services revenues, excluding maintenance, increased 9 percent (15 percent at constant currency). Revenues from e-business services increased nearly 30 percent. IBM signed $16 billion in services contracts and concluded the quarter with a total services contract backlog of approximately $95 billion.

      Hardware revenues decreased 5 percent (1 percent at constant currency) to $8.7 billion from the second quarter of 2000. Revenues for zSeries mainframes grew strongly, and mainframe computing shipments grew in excess of 40 percent, as measured in MIPS (millions of instructions per second). Revenues for the pSeries Unix servers and iSeries mid-market servers declined in as-reported terms but grew in constant currency; revenues increased strongly for high-end enterprise pSeries models while iSeries revenues were up substantially in Europe. Personal computer revenues declined, reflecting industry weakness in this area. Storage revenues increased significantly, led by more than 50 percent growth in Shark. Hard disk drive revenues declined due to price pressures and weakness in the PC industry. Microelectronics revenues increased year over year.

      Software revenues decreased 5 percent (flat at constant currency) to $3.0 billion compared to the second quarter of 2000. IBM's key distributed middleware products, WebSphere and DB2, grew strongly, while Tivoli revenues declined as a result of continuing transitions in this unit's product line. Tivoli's decline adversely affected IBM software revenues by approximately five points of growth. IBM signed 13 new alliances with independent software vendors during the quarter; these ISVs have committed to lead with IBM services, servers and middleware in helping customers build applications.

      Global Financing revenues increased 3 percent (7 percent at constant currency) in the second quarter to $845 million.

      Revenues from the Enterprise Investments/Other area, which includes custom hardware and software products for specialized customer uses, declined 7 percent (flat at constant currency) year over year to $293 million. These results are consistent with IBM's strategy to increasingly work with third-party companies in the development and distribution of these products.

      The company's total gross profit margin improved to 37.3 percent in the 2001 second quarter from 36.3 percent in the 2000 second quarter.

      Second-quarter expenses were $5.1 billion. The total expense-to-revenue ratio was 23.8 percent compared with 23.5 percent in the year-earlier period. Operating expense and interest expense-to-revenue improved, while other income declined due to writedowns of certain equity investments. The company also continued to reduce its expenses through increased use of e-procurement, on-line learning and other actions related to IBM's ongoing e-business transformation.

      IBM's tax rate in the second quarter was 29.5 percent compared with 30.0 percent in the second quarter of last year.

      IBM spent approximately $1.2 billion on share repurchases in the second quarter. The average number of basic common shares outstanding in the quarter was 1.74 billion compared with 1.77 billion shares in the same period of 2000. There were 1.74 billion basic common shares outstanding at June 30, 2001.

      The company's debt in support of operations, excluding global financing, increased $134 million from year-end 2000 to $1.2 billion, resulting in a debt-to-capitalization ratio of 6 percent at the end of the second-quarter 2001. Global Financing debt declined $1.4 billion from year-end 2000 to a total of $26.1 billion, resulting in a debt-to-equity ratio of 6.7 to 1.

      Net income for the six months ended June 30, 2001 was

$3.8 billion, or $2.13 per diluted common share, compared with net income of $3.5 billion, or $1.89 per diluted common share, in the year-earlier period. Revenues for the six months ended June 30, 2001 were $42.6 billion, an increase of 4 percent (9 percent at constant currency) compared with $41.0 billion for the first six months of 2000.

Forward-Looking and Cautionary Statements

      Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS

            (Unaudited; Dollars in millions except per share amounts)

                                  Three Months                           Six Months
                                 Ended June 30,                         Ended June 30,

                                                       Percent                 Percent
                              2001     2000*           Change       2001        2000*         Change
                            -------  -------           -------    -------      -------       -------
REVENUE

 Global Services           $ 8,742    $ 8,184            6.8%   $17,213      $15,736          9.4%
  Gross margin                27.6%      27.1%                     26.6%        26.5%

 Hardware                    8,652      9,151           -5.5%    17,199       16,863          2.0%
  Gross margin                29.9%      27.3%                     30.1%        27.4%

 Software                    3,036      3,182           -4.6%     5,954        6,109         -2.5%
  Gross margin                82.4%      82.5%                     81.3%        81.3%

 Global Financing              845        819            3.1%     1,677        1,635          2.6%
  Gross margin                48.2%      45.2%                     47.7%        44.3%

 Enterprise Investments/
 Other                         293        315           -7.0%       569          656        -13.4%
  Gross margin                43.3%      47.9%                     46.3%        47.7%


TOTAL REVENUE               21,568     21,651           -0.4%    42,612       40,999          3.9%


GROSS PROFIT                 8,038      7,863            2.2%    15,646       14,797          5.7%
  Gross margin                37.3%      36.3%                     36.7%        36.1%


EXPENSE

 S,G&A                       3,765      3,867           -2.6%     7,573        7,573          0.0%
  % of revenue                17.5%      17.9%                     17.8%        18.5%

 R,D&E                       1,279      1,269            0.8%     2,482        2,441          1.7%
  % of revenue                 5.9%       5.9%                      5.8%         6.0%


                                     Page 3


 Other income                   34       (130)        -125.9%        70         (319)      -121.9%
 Interest expense               58         84          -30.4%       130          159        -18.3%

TOTAL EXPENSE                5,136      5,090            0.9%    10,255        9,854          4.1%
  % of revenue                23.8%      23.5%                     24.1%        24.0%

INCOME BEFORE
INCOME TAXES                 2,902      2,773            4.7%     5,391        4,943          9.1%
  Pre-tax margin              13.5%      12.8%                     12.7%        12.1%

Provision for
income taxes                   857        832            3.0%     1,596        1,483          7.6%
  Effective tax
  rate                        29.5%      30.0%                     29.6%        30.0%


NET INCOME               $   2,045    $ 1,941            5.4%   $ 3,795      $ 3,460          9.7%
  Net margin                   9.5%       9.0%                      8.9%         8.4%


Preferred stock
dividends                        5          5                        10           10

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS             $   2,040    $ 1,936            5.4%   $ 3,785      $ 3,450          9.7%
                         =========    =======                   =======      =======

EARNINGS PER
SHARE OF COMMON
STOCK - ASSUMING
DILUTION                 $    1.15    $  1.06            8.4%   $  2.13      $  1.89         12.7%
                         =========    =======                   =======      =======

EARNINGS PER
SHARE OF COMMON
STOCK - BASIC            $    1.17    $  1.10            6.4%   $  2.18      $  1.95         11.8%
                         =========    =======                   =======      =======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                  1,777.7    1,818.0                   1,779.5      1,824.0
  BASIC                    1,738.2    1,767.6                   1,739.6      1,772.4

* Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                   (Unaudited)

                                            At             At
(Dollars in millions)                  June 30,   December 31,    Percent
                                          2001           2000      Change
                                      --------    -----------     -------
ASSETS

 Cash, cash equivalents,
 and marketable securities              $3,780         $3,722        1.6%

 Receivables - net, inventories,


                                     Page 4


 and prepaid expenses                   36,794         40,158       -8.4%

 Plant, rental machines,
 and other property - net               16,611         16,714       -0.6%

 Investments and other assets           26,755         27,755       -3.6%
                                      --------       --------

TOTAL ASSETS                           $83,940        $88,349       -5.0%
                                      ========       ========


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                        $8,536        $10,205      -16.4%
 Long-term debt                         18,770         18,371        2.2%
                                      --------       --------
 Total debt                             27,306         28,576       -4.4%

 Accounts payable, taxes,
 and accruals                           21,413         26,201      -18.3%

 Other liabilities                      12,630         12,948       -2.5%
                                      --------       --------
TOTAL LIABILITIES                       61,349         67,725       -9.4%

STOCKHOLDERS' EQUITY                    22,591         20,624        9.5%
                                      --------       --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $83,940        $88,349       -5.0%
                                      ========       ========

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                      SECOND QUARTER 2001
                        ---------------------------------------------
                                                              Pre-tax
(Dollars in millions)   ------- Revenue ----------  Pre-tax    Income
                        External Internal     Total  Income    Margin
                        -------- --------   ------- -------   -------
SEGMENTS

Global Services          $8,742     $650    $9,392  $1,307      13.9%
          % change          6.8%     8.3%      6.9%   22.3%

Technology                2,120      618     2,738      46       1.7%
          % change          4.8%   -12.8%      0.2%  -77.6%

Personal and Printing
Systems                   3,067       14     3,081      (8)     -0.3%
          % change        -17.8%    16.7%    -17.6% -300.0%

Enterprise Systems        3,477      205     3,682     526      14.3%
          % change          2.5%    19.2%      3.3%   30.8%

Software                  3,036      236     3,272     711      21.7%
          % change         -4.6%    12.9%     -3.5%   -3.4%

Global Financing            838      217     1,055     291      27.6%
          % change          1.1%   -17.8%     -3.5%   -4.9%

                                     Page 5


Enterprise Investments      287        0       287     (27)     -9.4%
          % change        -10.6%  -100.0%    -10.9%   75.9%

TOTAL SEGMENTS           21,567    1,940    23,507   2,846      12.1%
          % change         -0.4%    -1.4%     -0.5%    9.3%

Eliminations / Other          1   (1,940)   (1,939)     56

TOTAL IBM               $21,568       $0   $21,568  $2,902      13.5%
          % change         -0.4%              -0.4%    4.7%

                                      SECOND QUARTER 2000*
                        ---------------------------------------------
                                                              Pre-tax
(Dollars in millions)   ------- Revenue ----------  Pre-tax    Income
                        External Internal     Total  Income    Margin
                        -------- --------   ------- -------   -------
SEGMENTS

Global Services          $8,184     $600    $8,784  $1,069      12.2%

Technology                2,023      709     2,732     205       7.5%

Personal and Printing
Systems                   3,729       12     3,741      (2)     -0.1%

Enterprise Systems        3,392      172     3,564     402      11.3%

Software                  3,182      209     3,391     736      21.7%

Global Financing            829      264     1,093     306      28.0%

Enterprise Investments      321        1       322    (112)    -34.8%

TOTAL SEGMENTS           21,660    1,967    23,627   2,604      11.0%

Eliminations / Other         (9)  (1,967)   (1,976)    169

TOTAL IBM               $21,651       $0   $21,651  $2,773      12.8%

* Reclassified to conform with 2001 presentation.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                                  SEGMENT DATA
                                   (Unaudited)

                                        SIX MONTHS 2001
                        ---------------------------------------------
                                                              Pre-tax
(Dollars in millions)   ------- Revenue ----------  Pre-tax    Income
                        External Internal     Total  Income    Margin
                        -------- --------   ------- -------   -------
SEGMENTS

Global Services         $17,213   $1,239   $18,452  $2,375      12.9%
          % change          9.4%     3.7%      9.0%   14.9%

Technology                4,437    1,167     5,604     177       3.2%
          % change         24.1%   -22.2%     10.4%  -14.5%


                                     Page 6

Personal and Printing
Systems                   6,243       32     6,275     (66)     -1.1%
          % change         -8.8%    45.5%     -8.7%   28.3%

Enterprise Systems        6,613      372     6,985     917      13.1%
          % change          4.4%    10.4%      4.7%   18.9%

Software                  5,954      450     6,404   1,297      20.3%
          % change         -2.5%    17.2%     -1.4%   -1.5%

Global Financing          1,672      443     2,115     564      26.7%
          % change          0.9%    -5.7%     -0.6%   -5.1%

Enterprise Investments      540        1       541    (167)    -30.9%
          % change        -18.4%   -50.0%    -18.5%   -7.7%

TOTAL SEGMENTS           42,672    3,704    46,376   5,097      11.0%
          % change          4.3%    -5.3%      3.4%    8.2%

Eliminations / Other        (60)  (3,704)   (3,764)    294

TOTAL IBM               $42,612       $0   $42,612  $5,391      12.7%
          % change          3.9%               3.9%    9.1%

                                        SIX MONTHS 2000*
                        ---------------------------------------------
                                                              Pre-tax
(Dollars in millions)   ------- Revenue ----------  Pre-tax    Income
                        External Internal     Total  Income    Margin
                        -------- --------   ------- -------   -------
SEGMENTS

Global Services         $15,736   $1,195   $16,931  $2,067      12.2%

Technology                3,576    1,500     5,076     207       4.1%

Personal and Printing
Systems                   6,849       22     6,871     (92)     -1.3%

Enterprise Systems        6,336      337     6,673     771      11.6%

Software                  6,109      384     6,493   1,317      20.3%

Global Financing          1,657      470     2,127     594      27.9%

Enterprise Investments      662        2       664    (155)    -23.3%

TOTAL SEGMENTS           40,925    3,910    44,835   4,709      10.5%

Eliminations / Other         74   (3,910)   (3,836)    234

TOTAL IBM               $40,999       $0   $40,999  $4,943      12.1%

* Reclassified to conform with 2001 presentation.

                                                                   ATTACHMENT II
================================================================================



      | IBM 2Q 2001
      | EARNINGS PRESENTATION
      | JULY 2001

Thank you, Mandy. Good afternoon. This is Hervey Parke, Vice President of Investor Relations for IBM, thank you all for joining us today. Let me quickly give you a few pieces of information.

      At this time, the opening page of the presentation should have automatically loaded -- and you should be on Chart 1 -- the title page.

      After the last chart in the presentation -- we will provide you an index to go back to specific slides during the Q&A. Alternatively, you can jump to the index at any time by clicking on the index link located on the navigation bar on the left side of your screen. From the index page you can download the entire set of charts for printing.

      In approximately 45 minutes, you will also be able to link to the prepared remarks on the navigation bar which is on the left side of your screen.

      Also, a replay of this webcast will be available on this website by this time tomorrow.

Now, please click on the NEXT button and move to Chart 2.

      Certain comments made by John Joyce or myself during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

      Those statements involve a number of factors that could cause actual results to differ materially.

      Additional information concerning these factors is contained in the company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, please click again on the NEXT button for Chart 3.

      And at this time, let me turn the call over to John Joyce, IBM's Senior Vice President and Chief Financial Officer.

Thanks, Hervey. Good afternoon.

We are pleased with our 2nd-quarter results, with.

      o $21.6 billion in revenues -- up 5% at constant currency, and unchanged as reported,

      o Improving profitability -- to produce a net profit of $2 billion, and...

      o     Earnings Per Share of $1.15 -- up 8% over last year.

Year-to-date -- revenue was up 9% at constant currency, and earnings per share was up 13%.

Our strong results in the first half have enabled us to absorb a year-to-year impact of 11 cents on our earnings per share from currency -- and another 9 cents from equity write-downs.

There are two fundamental reasons behind our performance.

      - We've been gaining share in key business areas to offset the weakening business environment -- and

      -     we've continued to benefit from the strength of our business model.

If you'll move to Chart 4, I'll expand on this.

2Q BUSINESS PORTFOLIO PERFORMANCE
---------------------------------

In this market, we had strong performance in many key segments.

      o Services grew 15% in constant currency. In the 2nd quarter, Global Services revenue surpassed total Hardware revenue.

      o Mainframes grew 26% -- with a 43% growth in MIPS shipments -- demonstrating that our customers are turning to this most robust server as they build and consolidate their infrastructure.

      o Disk storage was up 35% -- driven by a 55% growth in Shark -- clearly outpacing the market.

      o     WebSphere grew 44%, and DB2 grew 19% in a weak software market.

      o     And in the semiconductor sector, our OEM Microelectronics grew 29%.

Most customers have not shut down on spending but they are very focused on certain requirements.

      Some want a quick payback to help them through the economic downturn. Others are looking to improve their IT infrastructure so that, as the economy picks up, they are better prepared to ramp up again on e-business plans and move ahead of their competitors.

      With our new competitive products and our skills in integrating complex infrastructure -- customer focus on these requirements has been playing to IBM's strength. So we've been winning a growing share of customer spending.

In addition to our strong competitive market performance -- the other reason we outperformed our competitors in the 2nd quarter was the strength of our business model.

      First -- and let me emphasize this -- about a third of our revenue and nearly half of our profit is annuity-like -- due to our growing services business with its long-term contracts, and much of our software, financing, and maintenance businesses, which flow from a huge installed base. These annuity-like businesses have a consistency that clearly differentiates us from most of our competitors.

      Second -- the weak economy has revealed the weaknesses in some of our competitors' business models.

      o     Uncompetitive pricing that had supported fat gross profit margins;

      o Aging technology in their products that can't meet more demanding customer requirements; or

      o     Excess inventories.

      In contrast, IBM has been accelerating new technology, cutting cost and expense, and managing inventories for several years.

      And in the 2nd quarter, we improved our free cash flow by $1 billion over last year.

      Yes, we have work to do in PCs and Hard Disk Drives. Revenues for PCs were down 14% at constant currency, and HDDs were down 2%.

      But as you know, the profit margins on PCs and HDDs are small, so while the effect on revenue was significant, the effect on profit was not as material.

In sum, these factors --

      o our ability to provide our customers with business solutions that they need in good times and bad times,

      o     the growing competitive advantages of our products and services,

      o     the consistency of our annuity-like businesses, and

      o     our continued focus on operational excellence

      -- have enabled us to sustain our performance in the 2nd quarter, and they will continue to differentiate us from our competitors in the 2nd half of the year, and into 2002.

We believe that the 2nd quarter is a good indicator of the issues to be faced for the remainder of this year -- by the industry, and by IBM.

But we also believe that the industry trends are clearly coming in the direction of our strategy.

We'll come back to both these points in my closing remarks after we've reviewed the details of the 2nd quarter. So let's move to Chart 5.

RESULTS
-------

Here's a financial overview of the 2nd quarter:

      o     I've mentioned the Revenue -- at $21.6 billion -- flat, as reported.

                  Currency's impact was 5 points -- so revenue at constant currency grew 5%.

                  I have a couple of charts on currency later that may be helpful to you in understanding its dynamics over time and its effect on the rest of 2001.

      o Pretax income was up 5%, and once again we saw improving profitability -- driven by improving gross profit margin.

      o The tax rate was 29.5% -- down half a point from a year ago-- and two-tenths from the 1st quarter.

                  This brings our year-to-date tax rate to 29.6%.

      o Average diluted shares outstanding for the quarter were 1 billion, 778 million -- down 2.2% from last year.

      o     And earnings per share were $1.15 -- up 8%.

Now, let's turn to Revenue in the 2nd quarter -- starting with a geographic perspective -- click the NEXT button for Chart 6.

2Q01 GEOGRAPHIC REVENUE
-----------------------

Just over 90% of our revenue comes from our sales to end-user customers which we break into three geographic areas.

      o Constant currency is the best measure of comparative business growth.

      o Asia Pacific continued to have the strongest growth in the 2nd quarter -- 10% in constant currency, before the 12 points of currency impact.

                  Despite a weak economy in Japan, IBM Japan grew 11% -- again driven by Services.

      o Europe grew 7% in constant currency, before an 8-point currency impact.

                  We saw a little more weakness in demand this quarter due to the economy, although -- as in the 1st quarter -- this varied by country and by industry.

      o     The Americas was flat at constant currency.

                  However, consistent with IBM's overall results, the Americas -- with the toughest economy of the three regions -- hit their profit objectives by containing expenses, and exceeded cash objectives by putting increased focus on their balance sheet.

Our OEM business makes up the other 10% of our revenues.

                  OEM revenue grew 12% in the 2nd quarter -- down from 49% in the 1st quarter. This declining rate of growth reflects industry trends -- deceleration in the microelectronics sector, and sustained weakness in hard disk drives. We'll discuss this further in a few more charts.

Now, if you'll click on the Next button for Chart 7 -- I'll touch on Currency.

CURRENCY: YEAR-TO-YEAR COMPARISON
---------------------------------

This chart shows our average exchange rate -- as well as a year-to-year comparison -- for the dollar against three currencies.

      A negative year-to-year comparison on this chart means that our reported results are hurt by a stronger dollar.

In the 2nd quarter, the overall impact of currency on our reported revenue growth rate was 5 points.

As in prior quarters, we have provided current exchange rates as a way of gauging possible future impact from currency.

      This is by no means a prediction of what will happen. It simply shows the year-to-year effect if the dollar remained at current levels.

      o Based on current spot rates, the negative effect of currency on revenue for the 2nd half has increased since April.

      o Currency would hurt 3rd-quarter growth by approximately 5 points -- a point more than what April rates would have suggested.

      o And the 4th quarter would be hurt by 3 to 4 points -- also a point more.

We've added a supplemental chart at the end which shows the dollar against the yen and the euro over several years.

      While the trends of the yen and the euro can offset each other at times -- currently, the dollar is strengthening against both of them -- and has been for a remarkably long time.

While we can hedge against these trends to some degree, this sustained strength of the dollar has steadily increased the impact on our operational results.

      Normally, you would expect the dollar's strength to ebb and flow versus other currencies. However, the last year currency helped our results was 1995.

      Let me be a bit more specific:

            o In 1999, we only had to absorb a 1-cent year-to-year impact on earnings per share, after hedging.

            o     In 2000, that grew to 10 cents a share.

            o This year, we had to absorb 11 cents in the 1st half alone -- and in the 2nd half at current exchange rates, the impact could continue to grow and could be as much as 14 cents -- or 25 cents for the full year.


Now let's look at revenue by major line item... Chart 8.

2Q01 REVENUE
------------

Let me start by drawing your attention to the fact that the top entry on this chart -- and on our press release -- is Global Services.

      The standard practice is to list these in order of magnitude. On a year-to-date basis, Global Services has just overtaken hardware. IBM is a truly a Services-led company.

So first -- Global Services.

      Revenue was a little over $8.7 billion in the 2nd quarter -- growing 13% at constant currency.

      Services without Maintenance grew 15%.

Hardware revenue in the 2nd quarter -- was a little under $8.7 billion -- and declined 1% at constant currency.

      Strong performances in zSeries mainframes, Disk subsystems, and OEM Microelectronics were offset by a decline in PCs.

Software -- at $3 billion -- was flat at constant currency.

      In general, demand for software supporting the roll-out of new applications was slow across the industry. But WebSphere and Data Base continued to excel -- growing double digits.

Global Financing revenue -- at $845 million -- picked up a little from the 1st quarter -- growing 7% at constant currency.

      Income-generating assets were up 5% over last year -- and financing originations were $9.5 billion in the quarter.

Now let's review gross profit margin -- Chart 9.

2Q01 GROSS PROFIT MARGIN
------------------------

Total gross profit margin for the 2nd quarter was 37.3% -- up a full point from last year, and more than a point from the 1st quarter.

      Global Services gross profit margin improved a half a point.

            Improvements in Outsourcing and Maintenance were offset in part by the ongoing need to rebalance skills to meet the new needs of e-business.

      Hardware gross profit margin improved 2.6 points.

            The key drivers were our strong performances in high-end servers and in storage subsystems. Shark's gross profit margin improved -- quite a contrast to our largest competitor, who is experiencing margin pressures. We are focused on providing the most competitive storage solutions in the industry.

            However, in the PC sector and related businesses such as hard disk drives and displays -- there was significant industry price pressure. But our PC business was able to offset this pricing with a strong focus on cost.

      Software gross profit margin was about the same as last year.

      And our Global Financing gross profit margin improved 3 points -- helped by the higher margins on our hardware remarketing.


So overall -- a good showing for gross profit margin.


Now let's turn to expense -- Chart 10.

2Q01 EXPENSE SUMMARY CHART
--------------------------

Total expense was $5.1 billion -- the same as the 1st quarter -- and an increase of just 1% from last year.

Total expense-to-revenue increased by 3 tenths of a point.

      Again, a major factor was a $106 million write-down of certain equity investments for other-than-temporary market declines, which we have absorbed in our reported results.

      Without this write-down, total expense-to-revenue would have improved by 2 tenths of a point.

Driving this was a 3% reduction in SG&A.

R&D grew just 1%.

We continue to build IBM into a premier e-business.

      o Revenue generated by IBM-dot-com was nearly $3 billion in the 2nd quarter alone -- up 29%. This includes PCs, servers, services, and software. We are addressing existing customers through this more efficient channel, and increasingly we are reaching new customers.

      o In e-Procurement, IBM is one of the largest private exchanges in the world -- purchasing 96% of its goods and services electronically.

      o In e-Care for customers, IBM handled an estimated 66 million self-service transactions -- just in the 2nd quarter -- resulting in a cost avoidance of a billion dollars.

Now let's move to Chart 11, Cash Flow.

2Q01 - CASH FLOW
----------------

Our Free Cash Flow performance in the 2nd quarter improved more than a billion dollars over last year.

This reflects our ongoing operational focus on working capital.

      o     DSO improved year-to-year.

      o     Inventory levels remained essentially flat.

      o And we continued to tightly manage all other areas of working capital.

Capital expenditures were up slightly year-to-year, reflecting growth in Outsourcing and investment in our future 300 millimeter capacity for Microelectronics that we announced last year.

Also in the second quarter --

      We spent $1.2 billion to repurchase about 11 million shares.

      This leaves us with $3.8 billion in our last Board authorization at the end of the quarter.

Our strong cash flow gives us tremendous flexibility.

      In the last 15 months, we generated $15 billion of cash from operations -- on average, $1 billion a month.

      We invest that cash where we can generate the best returns for our shareholders -- internal growth, such as Outsourcing -- acquisitions -- or share repurchase.

Now let's look at the Balance Sheet, Chart 12.

2Q01 - BALANCE SHEET
--------------------

The balance sheet remains very healthy.

      Total debt decreased $2 billion from the same time last year -- roughly a billion each from Global Financing debt and Core debt.

      Our $26.1 billion of Global Financing debt -- which was 96% of IBM's total debt -- was leveraged at a comfortable 6.7 to 1.

      And our $1.2 billion in Core debt was half of what it was last year. Core debt-to-capital stood at a low 6% -- compared to last year's 15%.

      The cash on the balance sheet was $3.8 billion -- an increase of $500 million over June 2000.

As I said back in April, this is not an economic environment to have growing inventories or accounts receivable problems. The management of our balance sheet and cash flow is a very important component of financial performance, and a key focus at IBM. As our results demonstrate, we are executing well.

Now let me turn to a discussion of some of our individual businesses -- starting with Global Services -- Chart 13.

SERVICES
--------

This was another strong quarter for Global Services with revenue up 13% at constant currency.

      o     Services grew 15%, and

      o     Maintenance revenue was up 3%.

$16 billion of signings added to our backlog -- which now stands at $95 billion.

      We signed ten deals over $100 million, including three deals greater than a billion dollars.

      We expect we outpaced our competitors in new contract signings, and our growing backlog provides a strong foundation for continued revenue growth.

Even in this challenging environment, customers continue to spend on IT projects that provide quick payback, and they continue to invest in infrastructure that is critical for e-business.

Let me address the three major segments of our Services offerings.

First, OUTSOURCING AND ESOURCING -- which is about 40% of Global Services -- grew 15% at constant currency in the quarter.

      The Asia/Pacific region again led the way in strategic outsourcing.

      And we continued to see growth in eSourcing. This is the basic web hosting offered by our competitors, but we provide the added value of running the applications themselves, not just the machines.

            o We've signed over a billion dollars of web hosting contracts already this year, and web hosting revenue more than doubled.

            o While we were #2 in this sector at the end of last year, we have accelerated, and #1 is clearly struggling.

            o Our business model of high value-add hosting services and managed capacity growth through selected partners has proven successful.

      Customers can achieve immediate cost savings by outsourcing, and our expertise in delivering value is our competitive advantage.

Next is BUSINESS INNOVATION SERVICES which is about a quarter of Global Services revenue, and grew 13%.

      Despite a slowdown in this market, customers continued to deploy e-business applications that provide a quick return on investment,

            o Like saving operational costs through supply chain management -- which nearly tripled --

            o and integration of their business processes and multiple applications that is IBM Global Services' strength. e-business integration was up 24%.

      So, while there has been some slowdown in more discretionary projects -- particularly in the United States -- we have continued to see strength in many of our B-I-S offerings.


Next -- INTEGRATED TECHNOLOGY SERVICES -- which includes product support services and maintenance -- is about a third of Global Services.

      ITS -- excluding maintenance -- was up 19%.

      Customers have continued to invest in critical e-business infrastructure.

      Server consolidations and deployment of new hardware generated double-digit growth across all geographies.

As customers focused on cost savings and infrastructure, we continued to see good growth in our broad set of services offerings.

Click on the NEXT button for Chart 14, and I'll discuss eServers and Storage.

eSERVERS AND STORAGE
--------------------

IBM eServers continued to take share from our competitors this quarter.

      A key driver of demand on our high-end eServers was server consolidation. Many of our customers have found consolidation an excellent lever to drive up utilization and reduce costs. Key components to this effort are Linux and WebSphere -- enabling applications to run on any of our platforms - from PC based servers to mainframes. This ability to develop on one platform but deploy on another gives customers tremendous flexibility -- to the benefit of our zSeries.

      Back in the first quarter, IDC reported that revenue grew in the high-end server market, even though the overall server market declined. Our results for the 2nd quarter show that trend continued.

      Our partners in the independent software community have helped drive the adoption of Linux. There are more than 2300 Linux applications now available from IBM and industry-leading ISVs.

Shipments of our zSeries -- measured in MIPS -- grew 43% this quarter. Revenue grew year-to-year at double digits, the third consecutive quarter of double-digit growth.

      These mainframe servers deliver unparalleled performance and workload management efficiencies. This is the platform of choice for server consolidation. The ability of the zSeries to dynamically address the varying workloads required by the complexity of many Internet applications yields tremendous efficiencies. These efficiencies translate to reduced cost of ownership for IBM customers.

Our high-performance UNIX platform -- the pSeries -- gained share in a very tough industry environment. Revenue was up slightly in an industry we believe was down about 7% or more. The pSeries remain extremely competitive and are top-rated across a range of industry benchmarks. This competitive leadership will increase even further with the launch of Regatta later this year.

      And in the most recent independent ranking of the top 500 supercomputers, IBM captured the number one ranking for the fifth time in a row. Also, for the first time, two IBM Linux clusters were in the top 50 systems.

The iSeries, our integrated server platform, also delivered modest year-to-year revenue growth coming off a weak 1st quarter.

      This quarter, iSeries delivered the most extensive new release of its operating system -- including wireless support and the ability to run Linux in iSeries partitions. We also announced features that enable the management of Intel-based xSeries servers and associated storage through iSeries systems.

      And the high-end iSeries 840 established new industry benchmarks on Java -- running 21% faster than the Sun Fire 6800.

Revenue from our xSeries was down, but in line with a general downturn in the Intel server market.

In Enterprise Storage we had a very strong quarter versus our competition.

      Our disk subsystem revenue grew 35% year-to-year. These gains were driven by strong competitive wins by our Shark systems which grew 55%.

      Revenue from tape subsystems grew 12% this quarter.

      We feel good about our progress in storage.

      o     In 2000, we were playing catch up in terms of function.

      o     In 2001, we matched the competition.

      o     Now we're adding function that will put us ahead of our competition.

                  Later this year we'll roll out "native FICON" on Shark. This fiber-optic attachment, when used with mainframes, provides six-times faster I/O over longer distances -- increasing both speed and flexibility for customers' storage solutions. FICON is already up and running in some customer installations.

Now let me turn to Software -- Chart 15.

SOFTWARE
--------

Our software business -- at $3 billion -- was flat at constant currency.

      o     Middleware had flat revenue.

      o     Operating System revenues grew 1%.

While we felt the impact of the general slowdown in the software industry, we expect that we again gained share in key distributed middleware.

      o     WebSphere revenue grew 44% at constant currency this quarter.

                  Contributing to this strong performance was our new release of WebSphere for z/OS and OS/390.

                  This lets customers realize the value of our cross-platform middleware strategy. They can develop applications on any distributed platform, and then reduce their total cost of ownership by consolidating operations of multiple applications on high-end servers.

                  IDC reported this month that WebSphere grew two times faster than the application server market in 2000, and we expect to grow faster than the market again this year.

      o     DB2 was up 19%.

                  Our distributed database growth continued to outpace the industry. Over the past 18 months, more than 1,000 customers have chosen or replaced Oracle with DB2.

                  And our recent acquisition of Informix will double our distributed data base business -- increasing revenue growth potential for the remainder of the year.

                  We also had continued strong growth in our mainframe data base tools. Revenue more than tripled this quarter.


Tivoli continued to work on its product transition.

      But on top of this, customers deferred work in areas like systems management because its complexity means a longer-term payback.

Now let me focus on our strategic alliances with Independent Software Vendors -- an important element of our strategy.

      o These ISV's have committed to lead with IBM middleware, eServers, and services as we work with them to help our customers build applications.

      o We signed 13 new ISV alliances this quarter -- ranging from companies such as SAP to Sideware -- bringing the total to 68.

      o These alliances are important for our future growth -- as the ISV's build their applications on IBM technology and lead with IBM products. When application deployments accelerate and the software market picks up again, these alliances will put IBM at the forefront.

      o     But the alliances are also gaining traction right now.


                  We've had more than $1 billion of IBM services, hardware, and software revenue from our ISV partners this quarter.

                  And we are gaining share of new application placements. For example, DB2 now has better than 50% share of all new Siebel placements.

So -- while we have certainly felt the effects of the industry slowdown this quarter -- we are well-positioned for better performance in the second half.

Now click on the NEXT button for Chart 16 -- Personal Systems.

PERSONAL AND PRINTING SYSTEMS
-----------------------------

Revenue from personal computers was down 14% year-to-year at constant currency this quarter.

      These results reflect a modest decrease in volumes. However, price erosion has driven the average selling price down across the product sets, and we expect that our revenue decline will be in line with the industry when that data is available.

      Despite the challenging environment, our industry-leading ThinkPads should gain share sequentially.

We are extremely focused on reducing cost and expense as well as getting the maximum utilization through our direct fulfillment channel. This quarter 40% of our PC sales were fulfilled via the direct channel.



Now if you'll move to Chart 17, we'll cover Technology.

TECHNOLOGY
----------

OEM Microelectronics grew almost 30% at constant currency.

      Despite the difficult environment, all three of our target industry segments -- networking, pervasive, and enterprise IT -- had strong growth.

      Our leading-edge technologies remain key to our competitive leadership and continue to drive design-ins with our customers. The latest of these performance improvements -- a recently announced technology breakthrough called "strained silicon" -- will help widen what is already a two-year technology lead.

      Design-ins, that is when our customers use our chips in their product design, is a key measurement of our success and a leading indicator of future revenue. These design-in wins uniquely position IBM when the industry recovers.

      Not all of our chips utilize these cutting edge technologies, and we have seen demand for our less complex products impacted by the industry slowdown.

      We are the industry's #1 ASIC supplier and we will continue to increase our share during this downturn.

The other component of technology OEM is Storage.

      Our ability to sell hard disk drives is highly dependent on the PC industry. This industry is in turmoil and this is impacting both our HDDs and our PC results. There is extreme price pressure, excess inventory and manufacturing capacity in this industry.

      However, we expect that we continued to gain share due to the strong customer acceptance of our mobile and desktop drives.

Now, If you'll hit the NEXT button, let me summarize my remarks.

CLOSING REMARKS
---------------

Let me turn to the second half of this year.

I want to begin with two non-operating items -- namely, currency and equity write-downs.

      If the dollar continues to be strong, the year-to-year hit to our earnings in the second half will be 14 cents. In other words, at current spot rates, we would have to absorb this hit to our earnings, above and beyond our hedged positions.

      Of course, we are making no predictions here, but simply giving you the facts based on the assumption that the dollar remains at today's strong levels.

      It is also impossible to predict equity write-offs with certainty, but it would be prudent to make an assumption of roughly half the level of the first six months -- that is -- $100 to $125 million -- or about 5 cents in earnings per share.

Now, as I mentioned earlier, in the first half -- because of our very strong results -- we were able to absorb both currency and equity write-downs, and still make our financial objectives. Our ability to do this in the second half will, for the most part, be a function of what happens to our Microelectronics business.

      If demand in Microelectronics picks up in the third quarter, and continues to expand into the fourth, we would be encouraged.

      On the other hand, if our major Microelectronics customers -- those who provide network infrastructure, pervasive devices, and other hardware products -- do not start growing their businesses in the third quarter, then our ability to cover these non-operating items will be problematic, and, in fact, could even cost us a few cents more than those non-operational items.

Now, importantly, the rest of our businesses in the second half should continue their strong momentum. We have...

      o     a Services backlog of $95 billion.
      o     our new Power4-based UNIX server -- Regatta.
      o     customers motivated to consolidate servers for cost reduction.
      o continued Shark enhancements, like FICON, putting our functionality ahead of our key competitor, as well as newly announced Network Attached Storage products.
      o the acquisition of Informix, which will roughly double our distributed Data Base revenue.
      o     new enhancements for WebSphere.
      o and finally, we will benefit from the consistency of our other annuity-like businesses -- financing, maintenance, and mainframe software.

As for 2002 -- we expect to continue to outpace our competitors. And here's why.


      Industry trends continue to come our way: e-business -- which will dominate customer IT spending for the next decade -- is hard business that requires major changes to business processes and company infrastructure.

Think of the dramatic changes we've seen just in the past year alone:

      o     Whole customer sets like dot-coms have come and gone.

      o Customers have become more focused on building scalable, reliable infrastructure that is capable of integrating many applications on diverse platforms.
      o And customers on the forefront of e-business are looking for trusted partners who can help provide business solutions, not just the piece parts. It's increasingly a services-led industry.
      o In addition, open standards -- typified by Linux -- have accelerated.
      o And increasingly leadership technology will be the difference between commoditization and profit.

The winners in our industry are going to be services companies that can deliver value through integrated services and hosted hardware and software.

You've seen other companies trying to reposition themselves for these trends -- moving into services or software. This is not a capability you simply buy.

Many of our competitors have seen their market caps decline dramatically. Yet many of their P/E multiples are still at healthy premiums to the S&P 500. This must reflect a hope that history will repeat itself.

We do not believe history will repeat itself, and for years our entire strategy has been focused on the new requirements generated by real e-business.

As you think about the technology sector in 2002, you will not find a company with greater momentum than IBM.


Now Hervey and I will take your questions.

CLOSING REMARKS - HERVEY PARKE
------------------------------

Thanks, John.

If you will all go to the next chart -- you will find an index of all our slides that may be helpful during the Q&A.

================================================================================


      | IBM 2Q 2001
      | EARNINGS PRESENTATION
      |
      | JULY 2001

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company's filing with the SEC. Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

                                   [IBM LOGO]

2Q 2001 IBM BUSINESS PORTFOLIO PERFORMANCE
==========================================

               POSITIVE                                NEGATIVE
     ===================================================================
          Services *

          eServer - High-End *                    PCs

          Storage - Shark *

          DB2 and WebSphere *                     Tivoli - Systems Mgmt

          OEM - Micro *                           OEM - HDDs *

     ===================================================================

          Annuity-Like Businesses                 Currency

                                                  Equity Writedowns
     ===================================================================

     * Expected Share Gains

                              IBM 2Q 2001 RESULTS
                              ===================

                                               B/(W)                  B/(W)
($B)                               1Q01        YR/YR        2Q01      YR/YR
                                   ----        -----        ----      -----

Revenue - as reported              21.0           9%        21.6       --
          @CC                                    14%                    5%
                                   -----------------        ---------------
     GP%                           36.1%     0.3 pts        37.3%    1.0 pts

     E/R%                          24.3%     0.3 pts        23.8%   (0.3 pts)

Pre-tax Income                      2.5         15%          2.9       5%

     Pre-tax Income Margin         11.8%     0.6 pts        13.5%    0.6 pts
                                   -----------------        ---------------
     Tax Rate%                     29.7%     0.3 pts        29.5%    0.5 pts

Net Income                          1.7        15%           2.0       5%

     Net Income Margin              8.3%     0.5 pts         9.5%   0.5 pts
                                   -----------------        ---------------

                                   -----------------        ---------------

Average Shares - Diluted (M)        1781       2.7%         1778     2.2%

EPS - Diluted                      $0.98        18%        $1.15      8%
                                   -----------------        ---------------

                         IBM 2Q 2001 GEOGRAPHIC REVENUE
                         ==============================


                                        B/(W)     YR/YR          B/(W)      YR/YR
                                        ---------------          ----------------       % OF
($B)                          1Q01      RPTD       @CC     2Q01  RPTD        @CC       1H REV
                              ----      ----       ----    ----  ----        ---       ------

Americas                      9.0        6%         7%      9.6  (1%)         --         43%

Europe/ME/A                   5.6        3%        11%      5.8  (1%)         7%         27%

Asia Pacific                  4.3        8%        18%      4.3  (2%)        10%         20%

OEM                           2.1       48%        49%      1.9  11%         12%         10%
                              ------------------------     ----------------------      ------

                              ------------------------     ----------------------      ------
IBM                           21.0       9%        14%     21.6  --           5%        100%
                              ------------------------     ----------------------      ------

                       CURRENCY: YEAR-TO-YEAR COMPARISON
                       =================================


                           QUARTERLY AVERAGES PER US$

                                                                           @7/17      7/17
                                                                  7/17     ----------------
                                        1Q01           2Q01       SPOT     3Q01       4Q01
                                     ----------     ---------     ----     ----       ----

Euro                                    1.08           1.15       1.18

     Yr/Yr                                   -7%            -7%               -6%       -2%

Pound                                   0.69           0.70       0.71

     Yr/Yr                                  -10%            -8%               -5%       -3%

Yen                                      118            123        125

     Yr/Yr                                  -10%           -15%              -16%      -14%

                                    =========================================================
Negative IBM                                5 pts          5 pts           5-6 pts    3-4 pts
Rev. Impact

Negative Yr/Yr growth signifies a translation hurt

                              IBM 2Q 2001 REVENUE
                              ===================

                                        B/(W)     YR/YR          B/(W)      YR/YR
                                        ---------------          ----------------       % OF
($B)                          1Q01      RPTD       @CC     2Q01  RPTD        @CC       1H REV
                              ----      ----       ----    ----  ----        ---       ------


Global Services                8.5       12%       18%      8.7    7%         13%       41%

Hardware                       8.5       11%       15%      8.7   (5%)        (1%)      40%

Software                       2.9       --         5%      3.0   (5%)         --       14%

Global Financing               0.8        2%        5%      0.8    3%          7%        4%

Enterprise Inv. / Other        0.3      (19%)     (14%)     0.3   (7%)         --        1%
                              -------------------------   ------------------------     --------


                              -------------------------   ------------------------     --------
IBM                           21.0        9%       14%     21.6*  --           5%        100%
                              -------------------------   ------------------------     --------


* Rounding

                        IBM 2Q 2001 GROSS PROFIT MARGIN
                        ===============================

                                               B/(W)                   B/(W)
                                   1Q01        YR/YR        2Q01       YR/YR
                                   ----        -----        ----       -----

                                   ====================     ===================

Global Services                    25.5%      (0.4 pts)     27.6%     0.5 pts

Hardware                           30.2%       2.8 pts      29.9%     2.6 pts

Software                           80.2%       0.2 pts      82.4%    (0.1 pts)

Global Financing                   47.3%       3.8 pts      48.2%     3.0 pts

Enterprise Inv./Other              49.5%       1.9 pts      43.3%    (4.6 pts)
                                   ====================     ===================

                                   ====================     ===================
IBM                                36.1%       0.3 pts      37.3%     1.0 pts
                                   ====================     ===================

                          IBM 2Q 2001 EXPENSE SUMMARY
                          ===========================

                                               B/(W)                   B/(W)
                                   1Q01        YR/YR        2Q01       YR/YR
($B)                               ----        -----        ----       -----

                                   ====================     ===================

Operating Expenses

     SG&A                           3.8         (3%)         3.8          3%

     R&D                            1.2         (3%)         1.3         (1%)
                                   ====================     ===================


                                   ====================     ===================
Net Interest / Other Income         0.1          NA          0.1          NA
                                   ====================     ===================


                                   ====================     ===================
Total Expense                       5.1          (7%)        5.1 *       (1%)

     E/R%                          24.3%      0.3 pts       23.8%     (0.3 pts)
                                   ====================     ===================

* Rounding

                                 IBM CASH FLOW
                                 =============


($B)
                                        2Q00           FY00           2Q01
                                        ----           ----           ----
Net Income                               1.9            8.1            2.0
Depreciation/Amortization                1.2            5.0            1.2
Working Capital / Other                 (1.2)          (0.8)          (0.1)
================================================================================
Total Operating Sources                  2.0           12.3            3.1
================================================================================
Capital Expenditures, Net               (1.0)          (4.6)          (1.3)
Other Operating Uses                    (0.3)          (0.5)           --
================================================================================
Total Operating Uses                    (1.3)          (5.0)          (1.3)
================================================================================
================================================================================
Free Cash Flow                           0.7            7.3            1.8
================================================================================
Dividends                               (0.2)          (0.9)          (0.2)
Acquisitions                            (0.1)          (0.3)           --
Share Repurchase                        (1.8)          (6.7)          (1.2)
Other                                    0.1            0.2            0.3
Global Financing, Net                    0.8           (0.8)          (0.3)
Core Debt, Net                           0.2           (0.9)          (0.5)
================================================================================
Net Cash Flow                           (0.3)          (2.1)          (0.1)
================================================================================

                               IBM BALANCE SHEET
                               -----------------


                                         JUNE          DEC           JUNE
($B)                                     2000          2000          2001
----                                     ----          ----          ----
Cash                                      3.3           3.7           3.8
Core Assets*                             44.4          45.1          44.7
Global Fin. Assets*                      35.2          39.6          35.5
                                         ----          ----          ----
Total Assets                             82.9          88.3          83.9
                                         ----          ----          ----

Other Liabilities                        34.6          39.1          34.0
Core Debt                                 2.5           1.1           1.2
Global Fin. Debt                         26.7          27.5          26.1
                                         ----          ----          ----
Total Debt                               29.2          28.6          27.3
                                         ----          ----          ----
Total Liabilities                        63.8          67.7          61.3

Equity                                   19.2          20.6          22.6

Core Debt/Cap                             15%            6%            6%
Global Fin. Leverage                      5.7           6.6           6.7

* Excluding Cash

                                GLOBAL SERVICES
                                ---------------

                             Revenue $8.7B, +13% @CC

          ------------------                      ---------------
           Services +15%                           Signings $16B
           Maintenance + 3%                        Backlog $95B
          ------------------                      ---------------

o     STRONG SIGNINGS AND BACKLOG GROWTH

      o     Second largest signings quarter
      o     $1 Billion of Web hosting signings year-to-date


o     CUSTOMER FOCUS ON COST SAVINGS AND INFRASTRUCTURE

      o     Outsourcing and eSourcing up 15%

            -     Continued strength in Asia Pacific outsourcing
            -     Web hosting revenue more than doubled

      o     Business Innovation Services up 13%

            -     Supply Chain Management nearly tripled
            -     e-business integration services up 24%

      o     Integrated Technology Services up 19%

            -     Consolidation and investment in strategic infrastructure
            -     Strength across all geographies
                              eSERVERS AND STORAGE
                              --------------------


o     IBM eSERVERS: ENABLING SERVER AND INFRASTRUCTURE CONSOLIDATION

      -     Strong demand for infrastructure & server consolidation
      -     Linux and WebSphere facilitating centralization
      -     2,300 Linux applications
      -     Result - IBM gains share

      o     zSeries - mainframe - MIPS up >40%

            -     Third consecutive quarter of double-digit revenue growth

      o     pSeries - UNIX - revenue growth @CC


o     STORAGE: GAINING SHARE

      o     Disk storage revenue up 35% @CC
      o     Shark revenue up > 50% - gaining share

                                    SOFTWARE
                                    --------

                            REVENUE $3.0B, flat @CC


o     Continue to gain share in key middleware sectors

      o     WebSphere up 44% year-to-year

            -     Strong demand for cross-platform deployments
            -     Share gains reported by IDC

      o     Data Management up 19% year-to-year

            -     DB2 on UNIX and NT growth rate outpacing the industry
            -     Informix acquisition will double distributed database business
            -     Another strong quarter for Database Tools


o     CONTINUED TIVOLI TRANSITION


o     13 NEW ISV ALLIANCES

      o $1B of services, hardware, and software sales with ISV partners this quarter

      o     Gaining share of new application placements

                          PERSONAL & PRINTING SYSTEMS
                          ---------------------------

o     PC REVENUE DOWN 14% @CC

      o     In line with industry trends
      o     ThinkPads - down 5%
      o     Desktop - down 22%
      o     Industry price pressure


o     COST & EXPENSE ACTIONS

      o     Continued focus on direct fulfillment
            -     2Q: 40%
      o     Maintaining low dealer inventory

                                   TECHNOLOGY
                                   ----------

o     OEM MICROELECTRONICS GROWTH DURING INDUSTRY DOWNTURN

      -     Networking       +33%
      -     Pervasive        +16%
      -     Enterprise IT    +72%

      o     Uniquely positioned for industry recovery

      o     Design-in wins is a key indicator of future revenue
            -     Continue to increase design-in wins


o     OEM STORAGE - REVENUE SLIGHTLY DOWN

      o     Weak PC industry

                                   [IBM LOGO]

                                CURRENCY TRENDS
                    MONTHLY AVERAGE RATES (JAN 96 - JUN 01)
                    ---------------------------------------


                                    [CHART]